EXHIBIT 10.01

English translation for convenience purposes only

Acquisition Agreement

Party A: Wuhan Kingold Jewelry Co., Ltd.

Registered Address: No.15, Huangpu Science and Technology Park, Jiangan District

Legal Representative: Zhihong Jia

Party B: Wuhan Wansheng House Purchasing Limited

Registered Address: No.33, Building 8, Libeiyi Village, Qiaokou District

Legal Representative: Yumei Chen

Party C: Wuhan Huayuan Science and Technology Development Limited Company

Registered Address: No.8, Hanhuang Road, Jiangan District, Wuhan City

Legal Representative: Huafeng Li

Whereas,

1. Party C, Wuhan Huayuan Science and Technology Development Limited Company is the subject of Shanghai Creative Industry Park Project Development, and is mainly engaged in the development and management of the Shanghai Creative Industry Park.

2. Party B purchased all shareholdings and projects from Party C in July 2013. Party C took charge of the development and management of the Shanghai Creative Industry Park.

After friendly negotiations, Party A, Party B and Party C reached an agreement whereby Party A will purchase 100% of the shareholdings and project of Shanghai Creative Industry Park from Party C, authorizing Party B to take charge of completing construction of the project and other matters in the name of Party C. The following agreement should be recognized by three parties:

English translation for convenience purposes only

I. General information of Party C and the project

1. Project name: Shanghai Creative Industry Park (plan to rename as Kingold Jewelry International Industry Park)

2. Project address: No.12, Hanhuang Road, Jiangan District

3. Floor area of project and land usage:

The development project covers an area of 66,666 square meters and the land usage is industrial land; the numbering of land parcel is Wuhan National No.975; sale confirmation of use right of state-owned land in 2007.

4. Project scale:

Specific contents of the development and construction on the parcel mentioned in this agreement include:

1) Overall floorage of project is 192,149 square meters (subject to the document planned and approved by government, in which the ground floorage is 154,702 square meters and the underground floorage is 37,447 square meters). The site coverage is 30%, plot ratio is 2.3 and ratio of green space is 25%.

2) The plan is to construct three buildings (buildings #1, #2 and #7, one to two floors each) as show centers, two buildings (buildings #6 and #7, three or more floors each) as the enterprise research and development center and three buildings (buildings #3, #4, and #5) as the enterprise’s headquarter base, thus seven buildings in total. The plan is also to construct the guard room and other public buildings as supporting facilities, to construct water and electricity facilities in the park, to construct a road, to construct a parking lot and to construct landscaping facilities.

5. Current situation of Party C’s shareholdings:

English translation for convenience purposes only

1 ) The registered capital of Party C is 62 million Yuan

2 ) Party B has purchased 100% shareholding from Wang Changzhen and Wei Shengnian, the Party C’s original shareholder, Shanghai Zhisheng Investment Management Co. Ltd. He

3 ) Corporate legal representative: Li Huafeng

II. Acquisition mode of Party A

1. Party A purchases 100% shareholding from Party C.

2. Party A authorizes Party B to complete the agent construction of Shanghai Creative Industry Park (plan to rename as Kingold Jewelry International Industry Park). The construction standards (the house delivery standard of Party B to Party A after completing construction) are contained in appendix one of the agreement.

3. The total amounts of shareholding acquisition and agent construction paid by Party A to Party B are 1 billion Yuan (including the amount of agent construction for 20 million Yuan).

III. Party A’s rights and obligations

1. According to the agreement, Party A will immediately and entirely pay Party B the amounts of shareholding acquisition and agent construction.

2. After fulfilling the foregoing payment obligation, Party A is entitled to enjoy Party C’s 100% shareholding and the agreed assets.

IV. Party B’s rights and obligations

1. According to the agreement, Party B has the right to collect the payments of shareholding acquisition and agent construction from Party A.

English translation for convenience purposes only

2. In accordance with the agreement, Party B must change and register Party C’s shareholding to Party A’s name and complete the construction of Shanghai Creative Industry Park (plan to rename as Kingold Jewelry International Industry Park) and various inspection and acceptance, presale and ownership registration procedures and consign to Party A.

V. Mode of payment:

1. Party A shall pay Party B deposit about 5 million Yuan within three days after the execution of this agreement.

2. Party B promises to acquire the planning permit of construction engineering of the foregoing project and start the construction of the project within 60 days after collecting the deposit from Party A.

3. Party A shall pay Party B the down payment about 200 million Yuan (including the paid deposit) within three days after Party B transacts the planning permit of construction engineering of foregoing project. 15 days after Party A pays Party B the down payment, Party B shall transfer and register 60% of Party C’s shareholding to Party A’s name.

4. Before January 20, 2014, Party A shall pay Party B the second installment about 50 million Yuan.

5. Before the end of June 2014, Party B promises to complete the basement capping of the project. Party A shall pay Party B the third installment about B 100 million Yuan before June 30, 2014.

6. Before the end of September 2014, after Party B promises to complete the project structure capping and transact the project pre-sale license, Party A shall pay Party B the fourth installment about 150 million Yuan before September 30.

7. Before January 20, 2015, Party A shall pay Party B the fifth installment about 150 million Yuan.

English translation for convenience purposes only

8. Before June 30, 2015, Party B shall complete all works of construction (including landscaping, water and electricity facility and other public facilities), inspection and acceptance and initial registration. Ten days after Party A finishes inspecting and accepts such works, Party A shall pay Party B all remaining payments. Ten days after Party A pays all remaining payments, Party B shall transfer all shareholding of Party C to Party A.

VI. Guarantee and commitment

1. Party B shall guarantee that all information about Party C provided to Party A is true and legal when signing this agreement. The information includes, but is not limited to, the financial condition and conditions of production and management, industrial and commercial registration of the company, assets, project development and tax payments. The project of Shanghai Creative Industry Park of Party C’s Company has acquired various licenses examined and approved by the government and the documents of project development and construction have the continuous effectiveness, and guarantees there is no potential situation that various approved licenses and documents of project development and construction lose effectiveness; all equities of Party C’s Company do not encounter the situations such as assignment, setting pledge, pledge, sealed up and frozen by court (e.g. after signing this agreement, if the equities of Party C’s Company are limited due to asset financing and pre-sale made by Party A in the name of project, related responsibilities shall be assumed by Party A).

2. Party B’s guarantee

In accordance with the agreed standard construction in this agreement, complete the work of agent construction on schedule and the construction quality shall accord with national construction standard and acceptance standard; transact the change and registration of shareholding according to the agreement.

3. Party A shall guarantee to pay Party B contract payment by the agreed amount and deadline in this agreement.

English translation for convenience purposes only

4. This project is contracted construction mode. Party A guarantees not to intervene in the normal agent construction work of Party B. financial personnel dispatched by Party A to Party C shall only take charge of supervising the funds used in this project construction.

Any party shall take the responsibility for breach of the contract agreed in this agreement in case of violating the foregoing guarantees and commitments.

VII. Special agreement

1. After paying the down payment, Party A is entitled to appoint Hu Qiao as the chief financial officer of Party C’s Company, in charge of supervising the usage of funds for construction.

2. After paying the down payment and possessing the financial conditions of project construction in progress, in case Party A makes financing by the project or asset of Party C for the project construction requirement, Party B and Party C shall cooperate. Party A guarantees to prior pay the funds raised in the above-mentioned method to Party B, used for project construction. Financing charges and financial costs shall be borne by Party A.

3. Except with the agreement of both parties, neither party shall transfer any right and obligation specified in this agreement to the third party before obtaining the written permission of the other party. Without the written permission of the other party, either party transfers this agreement to the third party, which is invalid.

4. Party recognizes all commitments of this agreement.

VIII. Confidential agreement

Party A, B and C guarantee to keep confidential all the documents and data (including business secrets, corporate planning, operating activity, financial information, technological information, management information and other business secrets) that belong to the other party in the process of discussing, signing and executing this agreement. Without the permission of original provider of the data and documents, the other party shall not be allowed to betray all or partial contents of the business secret to the third party, otherwise stipulated by laws and regulations or other agreements made by parties. The confidentiality period is two years. Otherwise, the defaulting party shall compensate the other party for the resulting specific economic loss.

English translation for convenience purposes only

IX. Responsibility for default

1. Party A and Party B shall comprehensively and actually fulfill various obligations established in the agreed terms of this agreement. In case any party fails to fulfill its obligations according to the agreement, it violates the agreement and shall take responsibility for default. Except for continuously fulfilling the contractual obligation, the defaulting party shall compensate the other party for all economic loss arising from such default.

2. In case Party B fails to complete the work of construction and development by the agreed plan and deadline for its own reasons, Party B shall compensate all economic loss caused to Party A, and pay Party A liquidated damages by one in a million of the amounts paid by Party A every day until the agreed upon work has been completed.

3. Without the permission of the other party, one party shall not be allowed to privately transfer its shares or property to the third party. Otherwise, the default shall compensate the observant party all economic loss caused by this.

English translation for convenience purposes only

4. In case the project is suspended or terminated owing to the violation of this agreement or the grievous fault or violation of law and discipline, the party shall take all legal responsibilities and the responsibility of economic compensation. Meanwhile, compensate all economic loss caused to the observant party.

5. Whereas, Party B takes full responsible for Party C’s Company. Party B promises it shall undertake all credit and debt (except those formed by Party A’s financing requirement or pre-sale)and all losses (including but limited to economic loss, etc) caused by judicial dispute and other behaviors for violating national laws and regulations by itself and also bear all losses caused to Party A.

6. In case Party A delays payment for more than 45 days, Party B shall be entitled to terminate this agreement by itself. Party A shall transact Party C’s shareholding to Party B within 15 days after receiving the written notice of the rescission of the agreement. Party B shall return all capital paid by Party A within 60 days after the termination of contract.

X. Force majeure

1. In case any party fails to fulfill all or partial obligations under this contract owing to the impact of events of force majeure, the fulfillment of this obligation shall be suspended during the period when the events of force majeure affect its fulfillment.

2. In case of events of force majeure, both parties shall immediately make friendly negotiation to determine how to execute the contract. After the events of force majeure or influences are terminated or eliminated, both parties shall immediately recover the fulfillment of various obligations under this agreement. In case any party losses the ability to continuously fulfill the contract because force majeure and influences cannot be terminated or eliminated, both parties can negotiate to terminate the contract or temporarily delay the fulfillment of contract. Besides, one party who encounters the force majeure shall not take responsibility. In case the force majeure takes place after the delay in performance, the party involved cannot be exempted from liability.

English translation for convenience purposes only

XI. Treatment of disputes

1. This agreement is governed and explained by laws of the PRC.

2. Disputes arising in the fulfillment shall be negotiated and settled by both parties or mediated by the relevant department. In case negotiation or mediation should fail, both parties can prosecute in people’s court with right of jurisdiction.

XII. Agreement of notice and notification

1. According to the contract, all notices and notifications sent by one party to the other party, documents of parties and notice, notification and requirement related to this agreement shall be delivered in the written form (e.g., letter, fax, telegram, face-to-face delivery, etc.). In case of failure to deliver in an above-mentioned form, the party can adopt the form of service by publication.

2. In case of changing notice or contact address, one party shall inform the other party in written form within seven days of the date of change. Otherwise, the party who fails to give notice shall take the relevant responsibility.

3. The contact addresses of the three parties are as follows:

Contact address of Party A: No.15, Huangpu Science and Technology Park, Jiangan District

Contact address of Party B: No.33, Building 8, Libeiyi Village, Qiaokou District

Contact address of Party C: No.8, Hanhuang Road, Jiangan District, Wuhan City

English translation for convenience purposes only

XIII. Validity of contract

1. This contract shall take effect since the legal representatives or authorized representatives of all parties sign and seal.

2. This agreement is made in sextuplicate, two copies for each party, with equal legal effect.

Party A (seal): _________________

Entrusted agent (signature): ________________

Party B (seal): ______________

Entrusted agent (signature): _________________

Party C (seal): ______________

Entrusted agent (signature): ________________

October 23, 2013